EXHIBIT B

SHARE PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of August 2, 2010 between Chris Anjun, Chen (陈安郡), a citizen of New Zealand whose passport number is EA129431 (“Seller”) and Shanda Music Group Limited, a company incorporated under the laws of the British Virgin Islands (“Buyer”).

W I T N E S S E T H:

WHEREAS, concurrently with the signing of this Agreement, Seller and Hurray! Holding Co., Ltd., a company incorporated under the laws of the Cayman Islands (“Hurray”) has entered into a Share Purchase Agreement (the “Yisheng Sale Purchase Agreement”) pursuant to which Seller has agreed to cause Shanghai Jizhi Information Technology Co., Ltd. (上海极置信息科技有限公司), a limited liability company formed under the laws of the People’s Republic of China to sell twenty-five percent (25%) of the issued and outstanding shares of Shanghai Yisheng Network Technology Co., Ltd. (上海艺声网络科技有限公司), a limited liability company formed under the laws of the People’s Republic of China to Ku 6 (Beijing) Information Technology Co., Ltd. (酷溜网（北京）信息技术有限公司), an affiliate of Hurray, in exchange for the issuance of 138,461,539 ordinary shares of Hurray, par value US$0.00005 per share (the “Issued Hurray Share”);

WHEREAS, Seller intends to sell to Buyer and Buyer intends to purchase from Seller 83,076,923 of the Hurray Shares (the “Sold Hurray Shares”) subject to the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01 .  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Applicable Law” means, with respect to any Person, any national, federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental

Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Shanghai, China or Hong Kong are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Governmental Authority” means any multinational, foreign, national, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or their affiliates).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Person” means an individual, company, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Buyer	Preamble
Closing	2.02
Hurray	Recitals
Issued Hurray Shares	Recitals
Purchase Price	2.01
Seller	Preamble
Sold Hurray Shares	Recitals
Yisheng Share Purchase Agreement	Recitals

Section 1.02 .  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Laws.

ARTICLE 2
Purchase and Sale

Section 2.01 .  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, at the Closing, the Sold Hurray Shares for an aggregate price of US$1,173,020 (the “Purchase Price”), free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Sold Hurray Shares).

Section 2.02 .  Closing.  The closing (the “Closing”) of the transactions described in Section 2.01 shall take place on the same day that all of the conditions set forth in Article 6 are either satisfied or waived by the relevant party at a place as the parties hereto may agree.  At the Closing,

(a) Seller shall deliver to Buyer (i) an instrument of transfer duly signed by Seller for the transfer of the Sold Hurray Shares and (ii) a certified copy of the register of members of Hurray indicating that Buyer is the record holder of the Sold Hurray Shares; and

(b) Buyer shall deliver to Seller the Purchase Price in immediately available funds in U.S. dollars by wire transfer to an account designated by Buyer by notice to Seller, which notice shall be delivered not later than two Business days prior to the Closing Date.

ARTICLE 3
Representations and Warranties of Seller

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01 .  Power.  Seller has the legal power and capacity to enter into this Agreement and to consummate the transactions contemplated herein.

Section 3.02 .  Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby will require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.03 .  Enforceability.  This Agreement constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.04 .  Noncontravention.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or (ii) require the consent or waiver of any third party.

ARTICLE 4
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01 . Corporate Existence and Power.  Buyer is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02 . Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03 .  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority.

Section 4.04 . Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the memorandum and articles of association of Buyer or (ii) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law.

ARTICLE 5
Covenants

Section 5.01 .  Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Seller and Buyer will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 5.02 . Certain Filings.  Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 5.03 . Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Laws or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

ARTICLE 6
Conditions to Closing

Section 6.01 . Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction of the following conditions:

(a) The transactions contemplated by the Yisheng Share Purchase Agreement shall have been consummated.

(b) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

(c) No Applicable Law shall prohibit the consummation of the Closing.

ARTICLE 7
Miscellaneous

Section 7.01 .  Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to Buyer to:

Shanda Music Group Limited
c/o Shanda Interactive Entertainment Limited
No. 208 Juli Road
Pudong New Area
Shanghai 201203, People’s Republic of China
Attn:       Grace Wu
Jerry Zhang
Facsimile: (86 21) 5050-4740 ext 6141

If to Seller to:

Floor 6, Tower 2C,
No 195 Longtian Road
Shanghai 200235, People’s Republic of China
Attn:           Chris Anjun, Chen (陈安郡)
Facsimile: (86 21) 6125-9055

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.  All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent after 5 p.m., on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 7.02 .  Amendments; No Waivers.  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.03 .  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 7.04 .  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.  If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Agreement.

Section 7.05 .  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of Hong Kong, without regard to the conflicts of laws rules thereof.

Section 7.06 .  Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns; provided that Shanda has the right to enforce this Agreement on behalf of Buyer.

Section 7.07 .  Entire Agreement.  This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 7.08 .  Jurisdiction.  Any dispute arising out of or in connection with this Agreement shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules.  The dispute shall be resolved by one arbitrator appointed by the parties.  If the parties cannot agree on one arbitrator, the dispute shall be resolved by three arbitrators, one appointed by Seller, one appointed by Buyer and the third appointed by the first two arbitrators.  The arbitration proceedings shall be conducted in English.  Any award is final and may be enforced in any court of competent jurisdiction.  The award shall apportion the costs of arbitration.  The parties shall duly and punctually perform their obligations hereunder pending issuance of the arbitral award.

Section 7.09 .  Termination.  This Agreement may be terminated at any time prior to the Closing (i) by mutual written agreement of Buyer and Seller or (ii) by either Buyer or Seller if the Yisheng Share Purchase Agreement has been terminated pursuant to the terms thereof.  In the event this Agreement is terminated pursuant to the preceding sentence, neither party nor any of its directors or officers shall have any liability or further obligation to the other party.

Section 7.10 .  Severability.  If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.11 .  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 7.12 .  Specific Performance.  Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other non-breaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting Liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SHANDA MUSIC GROUP LIMITED

By:	/s/ Zhu Haifa
	Name:	Zhu Haifa
	Title:	Director

/s/ Chris Anjun, Chen
Chris Anjun, Chen (陈安郡)